Exhibit 99.1

Investor Contacts:   Tim Schugel / Tony Ishaug

Telephone: (952) 944-5600

DEPARTMENT 56 REPORTS FIRST QUARTER 2003 RESULTS

Revenues up 7%, Management Reaffirms Outlook

April 30, 2003 – Eden Prairie, MN. – Department 56 (NYSE: DFS), a leading collectible and giftware company, today reported revenue and earnings for the first quarter ended April 5, 2003.

Revenues for the first quarter of $34.9 million were up 7% compared to $32.5 million in the first quarter of 2002. Net income for the first quarter was $0.3 million or $0.02 per share compared to net income of $2.9 million or $0.23 per share in the first quarter of 2002 before the cumulative effect of adopting SFAS No. 142.

Included in 2002 first quarter results was $5.4 million of other income recorded in connection with the settlement of litigation involving the Company’s information systems, which affects the comparability of the earnings results to 2003.  First quarter 2003 net income improved by $0.8 million or $0.06 per share when compared to 2002 first quarter results adjusted to exclude this $5.4 million of other income and prior to the cumulative effect of adopting SFAS No. 142.

Wholesale Customer Orders

Wholesale customer orders of $103.6 million in the first quarter of 2003 were down 9% compared to the $114.1 million of orders received in the first quarter of 2002.  Orders for the Company’s Village Series products were down 20%, while General Giftware orders were up 9%. The Company continues to forecast wholesale customer orders for fiscal 2003 to be down approximately 8% to 12% compared to orders received in fiscal 2002.

The first quarter of 2003 included 14 weeks (as part of a 53 week year), while the first quarter of 2002 included 13 weeks. Wholesale customer orders for the first quarter of 2003 decreased 10% when compared to the first 14 weeks of 2002.

“As anticipated, our order rate improved as the first quarter came to a close,” noted Susan Engel, Chairwoman and Chief Executive Officer. “However, we continue to face challenges related to attrition of Gift and Specialty retailers and an economic environment that remains uncertain. Even so, we believe the fundamental strengths of our brand and our growth strategies will drive our future success.”

First Quarter Highlights

First quarter wholesale revenues were up 4% to $28.1 million from $27.2 million in the first quarter of 2002. First quarter wholesale revenues for Village products were $17.6 million compared to $18.0 million in the first quarter of 2002, and General Giftware revenues were $10.5 million compared to $9.2 million.

Retail revenues during the first quarter of 2003 of $6.7 million were up $1.4 million, or 26%, compared to the $5.3 million recorded in the first quarter of last year. The increase in retail revenues was primarily driven by an increase in the number of kiosk locations as well as an increase in average sales per location for the seasonal kiosks. During January 2003, the Company operated 417 seasonal kiosks compared to 359 seasonal kiosks operated in January 2002 and average sales per location for the seasonal kiosks increased 9%.

Gross margin as a percentage of sales was 54% for the first quarter compared to 56% in the first quarter of 2002. The decrease in first quarter gross margins was principally due to a highly promotional retail environment that resulted in lower gross margins within the seasonal store and kiosk portion of the Company’s retail segment.

Selling, General and Administrative expenses for the quarter were $18.0 million, or 52% of sales, compared to $18.2 million, or 56% of sales in the first quarter of 2002. The decrease in SG&A for the first quarter was primarily the result of corporate-level cost reductions and decreased depreciation expense, partially offset by increased retail operations.

Interest expense for the quarter was $0.6 million compared to $1.1 million in the prior year. The decrease in interest expense over the comparable periods resulted from a lower interest rate environment, as well as a decrease in the amount of term debt outstanding. The Company pre-paid $30 million of its term debt in March of 2003.

The Company’s income tax provision rates for the first quarter of both 2003 and 2002 were 36.0%. Management anticipates that the income tax provision rate for 2003 will be approximately 36.0%.

Accounts receivable at the end of the first quarter were $24.3 million compared to $17.5 million at the end of the first quarter of last year. Approximately one half of the increase in accounts receivable is due to the difficult retail environment which has resulted in a slow-down in customer payments. The balance of the increase is due to the increase in wholesale sales during the quarter of $0.9 million and the decreases in the allowance for sales returns and credits recorded in the second and third quarters of 2002 totaling $2.0 million.

Inventories were $14.7 million as of the end of the first quarter compared to $8.3 million a year ago. The increase in inventories is primarily due to the timing of product shipments from overseas vendors which resulted in an increase in the amount of inventory in-transit at the end of the quarter of $3.1 million and an increase in wholesale inventory on-hand of $1.7 million. The remaining increase in inventory is due to the increase in retail operations.

Capital Expenditures for the first quarter were $0.1 million compared to $0.1 million in the first quarter of last year. Management anticipates 2003 capital expenditures to approximate 1% to 2% of annual wholesale revenues plus approximately $900,000 for each year-round retail store opened during the year. The Company currently plans to open two year-round stores in 2003.

Fiscal 2003 Outlook

Department 56 today also reaffirmed that management expectations for full-year fiscal 2003 earnings per share are in the range of $1.70 to $1.80.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments – holidays, special days, and every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the Company designs and develops festive giftware with the highest principles of quality and creativity. Department 56 also offers Geppeddo® brand dolls, doll accessories and plush items.

Department 56 sells its products through approximately 14,000 wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores and seasonal kiosks throughout the United States, direct mail catalog companies and international distributors. Through its Time to Celebrate™ division, the Company sells holiday and seasonal giftware assortments direct to consumers at home shows.

Investors will have the opportunity to listen to the Company’s May 1 conference call over the Internet at www.companyboardroom.com. To listen to the live call, please go to the web site prior to the 9:00 a.m. EST call. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2002 dated March 17, 2003 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 5, 2003	December 28, 2002	March 30, 2002
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$11,501	$42,494	$56,324
Accounts receivable, net	24,327	32,620	17,520
Inventories	14,652	14,324	8,315
Other current assets	7,828	9,093	9,023
Total current assets	58,308	98,531	91,182

PROPERTY AND EQUIPMENT, net	19,839	20,908	22,859
GOODWILL, TRADEMARKS AND OTHER, net	59,998	60,061	60,243
OTHER ASSETS	2,637	1,825	2,215
	$140,782	$181,325	$176,499

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$22,000	$2,235	$32,235
Accounts payable	6,894	8,172	5,701
Other current liabilities	9,441	16,597	15,271
Total current liabilities	38,335	27,004	53,207

DEFERRED TAXES	5,456	5,808	5,432
LONG-TERM DEBT	—	51,765	51,765
STOCKHOLDERS’ EQUITY	96,991	96,748	66,095
	$140,782	$181,325	$176,499

Reclassifications - Certain reclassifications were made to the March 30, 2002 condensed consolidated balance sheet in order to conform to the presentation of the April 5, 2003 and December 28, 2002 condensed consolidated balance sheets.  These reclassifications had no impact on consolidated net income or retained earnings as previously reported.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Quarter Ended
	April 5, 2003	March 30, 2002

NET SALES	$34,879	$32,498
COST OF SALES	16,214	14,220

Gross Profit	18,665	18,278

Selling, general and administrative expenses	17,990	18,176
Amortization of other intangibles	62	66

INCOME FROM OPERATIONS	613	36

Interest expense	584	1,056
Litigation settlement	—	(5,388)
Other, net	(366)	(208)

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	395	4,576

INCOME TAX PROVISION	142	1,647

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	253	2,929

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	(93,654)

NET INCOME (LOSS)	$253	$(90,725)

INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE - BASIC	$0.02	$0.23

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	(7.26)

NET INCOME (LOSS) PER SHARE - BASIC	$0.02	$(7.03)

INCOME PER SHARE BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE - ASSUMING DILUTION	$0.02	$0.23

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	(7.21)

NET INCOME (LOSS) PER SHARE - ASSUMING DILUTION	$0.02	$(6.98)

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	13,076	12,899
WEIGHTED AVERAGE SHARES OUTSTANDING - ASSUMING DILUTION	13,151	13,002

SUPPLEMENTAL INFORMATION -
Depreciation expense (as reported within SG&A)	$1,159	$1,408

DEPARTMENT 56, INC.

SEGMENTS OF THE COMPANY AND RELATED INFORMATION

(In thousands)

	Quarter Ended
	April 5, 2003	March 30, 2002

Wholesale:
NET SALES	$28,140	$27,165
INCOME FROM OPERATIONS	11,395	10,987

Retail:
NET SALES	6,739	5,333
LOSS FROM OPERATIONS	(2,384)	(1,644)

Other -
LOSS FROM OPERATIONS	(8,398)	(9,307)

Consolidated:
NET SALES	34,879	32,498
INCOME FROM OPERATIONS	613	36

The Company has two reportable segments - wholesale and retail.  Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different.  The segmentation of these operations also reflects how the Company’s chief executive officer (the “CEO”) currently reviews the results of these operations.  Income from operations for each reporting segment includes specifically identifiable operating costs such as cost of sales and selling expenses.  General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the other category.  Other components of the statement of operations which are classified below income from operations are also not allocated by segment.  In addition, the Company does not account for or report assets, capital expenditures or depreciation and amortization by segment.  All transactions between operating segments have been eliminated and are not included in the table above.

Reclassifications - Certain reclassifications were made to the quarter ended March 30, 2002 segment information in order to conform to the presentation of the quarter ended April 5, 2003.  These reclassifications had no impact on consolidated net income as previously reported.